Exhibit 99.1

[LOGO]                        MeadsWestvaco Corporation     WORLD HEADQUARTERS
                              One High Ridge Park
                              Stamford, CT  06905

                                  News Release

      Media contact:         Investor Relations contact:
      Donna Owens Cox        Mark F. Pomerleau
      TEL 203 461 7634       TEL 203 461 7616



FOR IMMEDIATE RELEASE

   MEADWESTVACO CORPORATION ANNOUNCES TENDER OFFERS FOR DEBT AND COMMON STOCK

STAMFORD, Conn., May 6, 2005 - MeadWestvaco Corporation (NYSE: MWV) today announced that it will commence a $850 million debt tender offer and a modified "Dutch Auction" tender offer for up to 16 million shares of MeadWestvaco common stock. These repurchases are being funded with cash proceeds from the company's recently completed sale of its printing and writing papers business to NewPage Corporation.

These tender offers are part of the company's previously announced plans to use approximately $900 million to $1.1 billion of the after-tax proceeds of this sale for the reduction of indebtedness and approximately $500 to $700 million for stock repurchases. At the closing of the sale of the papers business, the company legally defeased and repaid certain bonds with a face value of $145 million.

Mark Rajkowski, senior vice president and chief financial officer, said, "We are moving aggressively to deploy the proceeds from the recent sale of the papers assets. This program will accomplish our key objectives of returning value to our shareholders and optimizing our capital structure for our new business going forward."

MeadWestvaco will commence tender offers for certain of its debt issues and up to 16 million shares of its common stock as follows:

DEBT TENDER OFFER:
MeadWestvaco announced the commencement today of a cash tender offer to repurchase up to an aggregate of $850 million of its outstanding debt. This offer includes any and all of its 8.40% Notes due 2007 (CUSIP 961548AW4) with a principal amount outstanding of $200 million; its 7.10% Notes due 2009 (CUSIP 961548AU8) with a principal amount outstanding of $200 million; its 6.80% Debentures due 2032 (CUSIP 583334AB3) with a principal amount outstanding of $300 million; and its 6.84% Debentures due 2037 (CUSIP 582834AN7) with a principal amount outstanding of $150 million.

The purchase price to be paid for each $1,000 principal amount of the notes and debentures tendered under the offer will be based as follows:
o for the 8.40% Notes due 2007, on a fixed spread of 25 basis points over the yield to maturity of the 3.625% U.S. Treasury note due on April 30, 2007;


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o    for the 7.10% Notes due 2009, on a fixed spread of 30 basis points over the yield to maturity of the 4.000% U.S. Treasury note due on April 15, 2010;
o for the 6.80% Debentures due 2032, on a fixed spread of 120 basis points over the yield to maturity of the 5.375% U.S. Treasury bond due on February 15, 2031; and
o for the 6.84% Debentures due 2037, on a fixed spread of 125 basis points over the yield to maturity of the 5.375% U.S. Treasury bond due on February 15, 2031.

The debt tender offer will expire at midnight, Eastern Time, on Thursday, May 12, 2005, unless extended or earlier terminated by MeadWestvaco. Yields for the treasury notes referenced above will be calculated at 2:00 p.m., Eastern Time, on May 10, 2005.

Today, MeadWestvaco also provided notice of redemption to repurchase all outstanding 8.40% Notes due 2007 (CUSIP 961548AW4). Any of the 8.40% Notes due 2007 not tendered in the tender offer will be repurchased at the redemption price on June 6, 2005.

The company expects to take a pre-tax charge of approximately $110 million in the second quarter related to the early retirement of debt.

The lead dealer manager for the debt tender offer is Citigroup Global Markets Inc., the co-dealer managers are Barclays Capital Inc. and UBS Securities LLC, and the information agent and depositary is Global Bondholder Services Corporation. The offer to purchase, letter of transmittal and related documents are being made available for distribution to security holders. Requests for documents may be directed to the information agent at (866) 807-2200 (call toll-free). Questions regarding the debt tender offer may be directed to Citigroup Global Markets Inc. at (800) 558-3745 (call toll-free).

STOCK TENDER OFFER:
On or about May 10, 2005, MeadWestvaco will commence a modified Dutch Auction tender offer for up to 16 million shares, or approximately 7.8%, of its outstanding common stock, at prices ranging from $28.25 to $32.50 per share, or a total of $452 million to $520 million if MeadWestvaco purchases the maximum number of shares. Assuming the tender offer commences on May 10, the offer will expire at 5:00 p.m., Eastern Time, on June 8, 2005, unless MeadWestvaco extends the offer. The company has the right to increase the number of shares it purchases in the tender offer by up to 2% of its outstanding common stock, or approximately four million shares, for a total of 20 million shares, without extending the offer.

The dealer manager for the common stock tender offer is Goldman, Sachs & Co. and the information agent is Georgeson Shareholder Communications Inc. The depositary is The Bank of New York. The offer to purchase, letter of transmittal and related documents will be mailed to stockholders of record and will be made available for distribution to beneficial owners of MeadWestvaco's shares.

Neither MeadWestvaco nor its Board of Directors, nor the dealer managers, depositaries or information agents for the common stock and debt tender offers, respectively, are making any recommendation to stockholders or holders of debt securities as to whether to tender or refrain from tendering their shares of common stock or debt securities, as applicable. Stockholders and holders of debt securities must decide how many shares of common stock or debt securities, respectively, they will tender, if any. In addition, tendering stockholders must decide at which price within the stated range they will offer their shares for purchase to MeadWestvaco.


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THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION OF OFFERS TO BUY THE COMPANY'S SECURITIES WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT MEADWESTVACO WILL SHORTLY DISTRIBUTE OR MAKE AVAILABLE FOR DISTRIBUTION TO ITS STOCKHOLDERS AND HOLDERS OF NOTES OR DEBENTURES, AS APPLICABLE. IN ADDITION, MEADWESTVACO WILL SOON FILE THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER MATERIALS RELATED TO THE COMMON STOCK TENDER OFFER WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC). SECURITY HOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE RESPECTIVE OFFER. STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS ABOUT THE COMMON STOCK TENDER OFFER FREE OF CHARGE AT THE SEC'S WEB SITE AT WWW.SEC.GOV, OR FROM THE INFORMATION AGENT FOR THE COMMON STOCK TENDER OFFER, GEORGESON SHAREHOLDER COMMUNICATIONS INC., BY CALLING (800) 280-0857 (CALL TOLL-FREE). HOLDERS OF THE NOTES AND DEBENTURES WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS OF THE DEBT TENDER OFFER FREE OF CHARGE FROM THE INFORMATION AGENT FOR THE DEBT TENDER OFFER, GLOBAL BONDHOLDER SERVICES CORPORATION, BY CALLING (866) 807-2200 (CALL TOLL-FREE). WE URGE SECURITY HOLDERS TO CAREFULLY READ THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO EITHER OF THE TENDER OFFERS.

ABOUT MEADWESTVACO CORPORATION
MeadWestvaco, headquartered in Stamford, Conn., is a global packaging company that delivers high-value packaging solutions and products to the world's most recognized companies in the food and beverage, media and entertainment, personal care, cosmetic and healthcare industries. The company also has market-leading positions in its Consumer & Office Products, Specialty Chemicals and Specialty Papers businesses. MeadWestvaco, with operations in more than 29 countries, has been selected for the Dow Jones Sustainability Indexes, and manages its forestlands in accordance with the Sustainable Forestry Initiative(R). For more information, please visit www.meadwestvaco.com.


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